Exhibit 16

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

May 15, 2002

Dear Sir/Madam:

We have read the paragraph(s) of Item 4 included in the Form 8-K of American Community Properties Trust to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

cc: Ms. Cynthia L. Hedrick, Vice President, American Community Properties Trust